Helios & Matheson North America Inc. • New York • New Jersey • Bangalore, India

Exhibit 99.1

March 18, 2008

Helios & Matheson North America Inc.

Board of Directors

Re: Shmuel BenTov Resignation

This is to officially inform you that, upon the expiration of my current employment agreement on March 31, 2008, I will resign my position as Chairman of the Board, CEO and President of Helios & Matheson North America Inc. At such time I will no longer serve in any capacity with the Company.

I personally want to thank Helios & Matheson’s shareholders, clients, directors and employees for the years of hard work and support in building the company. I wish all of you the best of luck and great success in future endeavors.

Thank you very much. Enjoy life and be safe.

Sincerely yours,
/s/ Shmuel BenTov
Shmuel BenTov Chairman, CEO and President

77 Brant Avenue • Suite 320 • Clark, NJ 07066 • (732) 499-8228 • (732) 499-8484 fax • www.hmna.com